Exhibit 11.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Offering Statement on Form 1-A of our report dated September 3, 2020, which includes an explanatory paragraph relating to Company’s ability to continue as a going concern, relating to the financial statements of Aptera Motors Corp. which comprise the balance sheet as of December 31, 2019 and the related statements of operations, stockholders’ deficit, and cash flows for period from March 4, 2019 (“Inception”) to December 31, 2019, and the related notes to the financial statements.

/s/ dbbmckennon

San Diego, California

March 8, 2021